Exhibit 99.1

For Release: 6:30 a.m. EDT	Contacts: Julie S. Ryland

Monday, April 29, 2013	205.326.8421

ENERGEN REPORTS 1ST QUARTER 2013 OPERATING AND FINANCIAL RESULTS

2013 PRODUCTION GUIDANCE RANGE SET AT 26.1 - 26.5 MMBOE

Highlights

•	2013e production could reach 26.5 MMBOE on strength of 3rd Bone Spring well performance and Mancos (oil) pay-adds in San Juan Basin

•	Two 3rd Bone Spring wells in Texas-Delaware Basin generated average initial stabilized rate near 2,000 BOE/day

•	Additional hedges leverage recent upswing in natural gas prices; first 2015 oil hedges in place

•	Initial stabilized rates of nine 3rd Bone Spring wells tested in 1Q13 averaged 1,231 BOE/day (74% oil)

•	Slick water-based stimulations enhance Wolfberry results; 41 net wells in 1Q13 tested at average initial stabilized rate of 123 BOE/day (75% oil)

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its earnings in the three months ended March 31, 2013, totaled $56.7 million, or $0.78 per diluted share. Excluding non-cash items, Energen’s adjusted net income (a non-GAAP measure) totaled $82.7 million, or $1.14 per diluted share, in the first quarter of 2013; in the same period last year, adjusted net income was $96.1 million, or $1.33 per diluted share.

Non-cash, mark-to-market revenue losses in the first quarter of 2013 were $41.0 million ($26.0 million after tax, or $0.36 per diluted share). In the first quarter of 2012, non-cash items included mark-to-market revenue losses of $40.7 million ($25.3 million after tax, or $0.35 per diluted share) and a commodity price-related write down of natural gas properties in East Texas that totaled $21.5 million ($13.4 million after-tax, or 19 cents per diluted share). [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $263.4 million in the first quarter of 2013 and compared with $262.8 million in the prior-year first quarter. The company’s oil and gas exploration and production unit, Energen Resources Corporation, had adjusted EBITDA of $172.8 million in the first quarter of 2013 and $173.3 million in the same period a year ago. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

“The first three months of 2013 were both extremely encouraging and challenging,” said James McManus, Energen’s chairman and chief executive officer.

“The results of our 3rd Bone Spring and Wolfberry wells tested in the first quarter were excellent. Out of nine 3rd Bone Spring wells tested, two were particularly impressive at initial stabilized rates close to 2,000 barrels of oil equivalent per day. And the use of slick water-based stimulations to complete our Wolfberry wells is generating very nice results that are well ahead of our type curve.

“We continue to drill, complete, and test horizontal Wolfcamp wells in the Delaware Basin and are preparing to spud our first Wolfcamp well in the Midland Basin this week.

“Due to extremely cold weather in the San Juan Basin and some interference issues between a few new and old 3rd Bone Spring wells, production in the quarter fell slightly below our expectations. Otherwise, production in the quarter was essentially where we thought it would be after revising down our 2013 production estimate in December largely due to infrastructure concerns, high ethane rejection, and Wolfberry completion delays. Volumes lost to the cold weather will be produced during 2013, and the interference issues have been remedied.

“Oil take-away capacity began to improve in the second half of the quarter as evidenced by a narrowing of the WTI Midland-to-WTI Cushing differential. High levels of ethane rejection continued throughout the first quarter and are expected to persist through mid-summer when additional fractionation capacity and take-away capacity are added. To catch up on our Wolfberry completions, we are going to spend some unbudgeted capital to add a frac crew to get these wells on production.

“As we look ahead, we expect our volumes to improve each quarter for the remainder of 2013 such that we could reach 26.5 million barrels of oil equivalents (MMBOE) by year end. Today we have established a production guidance range for 2013 of 26.1 to 26.5 MMBOE. Our current daily production rate is in line with this range.”

First Quarter 2013 Detail

Excluding non-cash items, Energen Resources reported adjusted net income of $34.8 million in the first quarter of 2013 and $48.2 million in the same period a year ago.

First quarter production increased 3 percent year-over-year. The production of oil and natural gas liquids (NGL) increased 19 percent and 6 percent, respectively, reflecting the company’s focus on its assets in the oil-rich Permian Basin; production there grew 21 percent in the first quarter of 2013 from the same period last year.

A 7 percent decline in first quarter natural gas volumes year-over-year reflected the company’s limited capital investment in its natural gas properties in response to low prices; the San Juan Basin and the company’s other gas properties experienced 11 percent declines in the first quarter of 2013 from the same period a year ago.

Production (MBOE)

Commodity	1Q13	1Q12	Change
Oil	2,317	1,953	19%
NGL	656	620	6%
Natural Gas	2,948	3,182	(7)%

Total	5,921	5,755	3%

Production by Area (MBOE)

Area	1Q13	1Q12	Change
Permian Basin	3,024	2,490	21%
San Juan Basin	2,214	2,499	(11)%
Other	683	766	(11)%

Total	5,921	5,755	3%

Energen Resources’ average realized sales price was $85.66 per barrel of oil in the first quarter of 2013. The company’s Midland to Cushing basis differential hedges benefited this price by approximately $5 per barrel.

The average realized price of NGL produced in the first quarter of 2013 was $0.77 per gallon, down 11 percent from the same period in 2012. With no hedges in place, Energen’s realized NGL price in the first quarter of 2013 would have been $0.68 per gallon.

Energen Resources’ strong natural gas hedge positions in the first quarters of 2013 and 2012 kept realized sales prices in each period close to $4 per Mcf, which was much higher than the sales prices would have been without hedges.

Average Realized Sales Prices

Commodity	1Q13	1Q12	Change
Oil (per barrel)	$85.66	$85.12	1%
NGL (per gallon)	$0.77	$0.87	(11)%
Natural Gas (per Mcf)	$4.27	$3.94	8%

Total LOE per unit in the 1st quarter of 2013 increased approximately 32 percent from the same period a year ago to $16.20 per barrel of oil equivalent (BOE). Base LOE and marketing and transportation expenses increased approximately 40 percent to $13.77 per BOE largely due to increased workovers and repairs, increased water disposal, higher ad valorem taxes, and increased equipment rental expense. Commodity price-driven production taxes declined approximately 1 percent on a per-unit basis to $2.43 per unit.

DD&A expense per unit in the 1st quarter of 2013 totaled $17.46, increasing approximately 21 percent from the same period last year (excluding the non-cash write-down of East Texas gas properties) primarily due to year-over-year increases in development costs and production.

ALAGASCO

Energen’s utility operations under Alagasco generated net income of $47.2 million in the 1st quarter of 2013, which represented a $0.3 million increase from the same period last year.

Delaware Basin

Two New 3rd Bone Spring Wells Among Best Performers in Texas-Delaware Basin

In the company’s horizontal 3rd Bone Spring program in the Delaware Basin, Energen Resources tested 9 gross (9 net) wells in the first quarter of 2013 that had an average initial stabilized rate of 1,231 BOE/day (74% oil). The 30-day average production rate of 5 gross (5 net) wells tested was 625 BOE/day (71% oil).

Among the wells tested were two standouts. The Colt 34-103 #3H in Ward County produced at an initial stabilized rate of 2,034 BOE/day (80% oil). The neighboring Colt 34-103 #2H had an initial stabilized rate of 1,915 BOE/day (75% oil).

On the east side of the Pecos River, the company’s core 3rd Bone Spring holdings total approximately 30,000 net acres, of which 8,000 remain undeveloped. After drilling 9 gross (9 net) wells in the first quarter, Energen Resources estimates that it has 50 potential locations remaining to be drilled on 160-acre spacing in this core area.

Testing of the Wolfcamp Shale Continues in the Delaware Basin

The 4 wells remaining in the 2012 drilling program are in various stages of completion or testing, and the 2013 program is under way. Successful results from these test wells could help prove up the Wolfcamp potential in this region and add substantially to the company’s Delaware Basin drilling inventory.

Midland Basin

Slick Water-based Stimulations Enhance Wolfberry Performance in Midland Basin

Energen Resources’ vertical Wolfberry program in the Midland Basin generated excellent results in the first quarter, with 42 gross (41 net) wells tested at an average initial stabilized rate of 123 BOE/day (75% oil). Over the first 30 days, the wells averaged 109 BOE/day (75% oil). During the first quarter of 2013, Energen Resources drilled 51 gross (45 net) wells. These wells were completed using slick water-based stimulations.

Energen Resources now has approximately 65,000 net acres in the Midland Basin that are prospective for the vertical Wolfberry play; approximately 32,200 net acres remain undeveloped. Based on 40-acre spacing, Energen Resources estimates that it has approximately 800 potential locations remaining to be drilled; 20-acre downspacing could add another 800 locations.

Energen’s First Horizontal Wolfcamp Well in Midland Basin Set to Spud May 1

The first of six Wolfcamp wells Energen Resources plans to drill in the Midland Basin in 2013 is expected to spud this week. The well will have a 4,400-foot lateral length and test the upper Wolfcamp. It will be located in Glasscock County near an existing upper Wolfcamp well in which Energen has a 21 percent non-operated working interest.

2013 Guidance

Energen today established a range of estimated production in 2013 of 26.1-26.5 million barrels of oil equivalent (MMBOE). The upper end of the range largely reflects: the continued performance strength of the company’s 3rd Bone Spring wells and the associated impact of bringing these excellent performers on line at a faster pace; the continued performance strength of the company’s Wolfberry wells with slick water-based stimulations; an acceleration of Wolfberry completions with the aid of an additional frac crew (partially offset by a reduced number of new drills); and the addition of 20 low-cost, Mancos oil pay-adds in existing vertical wells in the San Juan Basin.

The additional frac crew and Mancos pay-adds along with additional working interest and other changes in scope are the major drivers of a $50 million increase in estimated capital spending in 2013. The company also anticipates incurring approximately $50 million of additional capital associated with the inter-year timing of expenses; this is largely the result of a slow-down in the completion of CY2012 Wolfcamp wells, delays in Wolfberry completions, and delays associated with the drilling of saltwater disposal wells.

2013e Revised Drilling and Production Summary

	Wells to be Drilled Gross (Net)		2013e Rig Count	2013e Production Midpoint
Midland Basin	178	(171)	10-11	5.6
Wolfberry	172	(165)	9-10
Wolfcamp/Cline	6	(6)	1

Delaware Basin	44	(39)	6	4.7
3rd Bone Spring	32	(29)	4
Wolfcamp/Wolfbone	12	(10)	2

Other Permian*	110	(88)	1-2	4.4

San Juan Basin/Other	0		0	11.6

TOTAL	336	(298)	17-19	26.1 - 26.5

*	Includes 5 gross (4 net) injector wells

Production (MMBOE)

Commodity	2013e	2012
Oil	10.6 - 10.8	8.8
NGL	3.4 - 3.5	2.6
Natural Gas	12.1 - 12.2	12.7

Total	26.1 - 26.5	24.1

2013e Revised Capital Summary

Basin	Capital ($MM)
Midland Basin	$500
Delaware Basin	$370
Other Permian	$95
San Juan Basin/Other	$35

Total	$1,000

Energen’s revised guidance range for 2013 consolidated after-tax cash flows is $930-$959 million. Energen Resources’ after-tax cash flows are estimated to be $826-$855 million, and Alagasco is expected to generate after-tax cash flows of approximately $104 million.

Net income guidance for 2013 remains unchanged at $3.34-$3.74 per diluted share but has been restated to exclude potential dry hole expense that was embedded in the prior guidance range. Given the size of the company’s exploratory drilling program in 2013, dry holes are possible; but an estimate of this potential expense is imprecise, at best. Energen’s earnings guidance does not include non-cash, mark-to-market gains or losses [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Energen Resources’ estimated exploration and production expenses per BOE in 2013 are:

Lease Operating expense
Base, marketing, and transportation	$10.85 - $11.25
Production taxes	$ 2.45 - $ 2.75
DD&A expense	$18.35 - $18.75
General & Administrative expense, net	$ 3.50 - $ 3.75
Interest expense	$ 2.25 - $ 2.50

Approximately 70 percent of the company’s total estimated production for the remainder of 2013 is hedged. In mid-April, to capitalize on the upswing in natural gas prices, Energen added hedges for an additional 3.6 billion cubic feet (Bcf) of its May-December 2013 natural gas production at an average NYMEX-equivalent price of $4.36 per thousand cubic feet (Mcf).

Assumed prices applicable to Energen Resources’ unhedged volumes are $90.00 per barrel of oil, $0.88 per gallon of NGL, and $4.00 per Mcf of natural gas.

Hedges also are in place that limit the company’s exposure to the Midland to Cushing differential to just over 30 percent of its estimated oil production for the remainder of 2013. Energen Resources has hedged the WTS Midland to WTI Cushing (sour oil) differential for 2.7 million barrels of oil production at an average price of $3.02 per barrel and the WTI Midland to WTI Cushing differential for 3.0 million barrels at an average price of $1.00 per barrel.

Energen’s 2013 guidance includes assumed prices applicable to Energen Resources’ unhedged oil basis differentials for the remainder of the year. They are $1.00 per barrel (sour oil) and $0.50 per barrel (WTI Midland to WTI Cushing). Energen estimates that approximately 65 percent of its oil production for the remainder of 2013 will be sweet.

The company’s current hedge position for the last nine months of 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEX Price
Oil	6.8 MMBO	8.3 - 8.4 MMBO	81-82%	$90.99 per barrel
NGL	35.7 MMgal	115.8 -118.9 MMgal	30-31%	$1.02 per gallon
Natural Gas	40.8 Bcf	55.2 - 55.7 Bcf	73-74%	$4.65 per Mcf

Note: Known actuals included

In the table above, basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.20 per Mcf.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect oil transportation charges of approximately $2.50 per barrel for the remainder of 2013; and average realized NGL prices will be net of transportation and fractionation fees that are estimated to average $0.11-$0.16 per gallon for the remainder of 2013. The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

Sensitivity of 2013e Cash Flows and Earnings to Changes in Commodity Prices

Changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2013 cash flows:

•	Every $1.00 change in the average NYMEX price of oil from $90 per barrel represents an estimated net impact of $800,000, or 1.0 cent per diluted share.

•	Every 1-cent change in the average price of liquids from $0.88 per gallon represents an estimated net impact of approximately $625,000, or 1.0 cent per diluted share.

•	Every 10-cent change in the average NYMEX price of gas from $4.00 represents an estimated net impact of $560,000, or 1.0 cent per diluted share.

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

At the end of March 2013, Alagasco was on track to earn within its allowed range of return on average equity of $375-$380 million.

ENERGEN ADDS TO 2014 HEDGE POSITION, INITIATES OIL HEDGING IN 2015

In April 2013 Energen Resources capitalized on the uplift in the price of natural gas futures by not only adding to its natural gas hedge position for the remainder of 2013, it also hedged an additional 5.8 Bcf of its gas production in 2014 at an average NYMEX-equivalent price of $4.26 per Mcf. During the first quarter of 2013, Energen Resources sold its first oil swaps for 2015, layering in 720,000 barrels of oil at a NYMEX price of $90.10 per barrel.

Energen Resources’ current 2014 hedges are as follows:

Commodity	Hedge Volumes	NYMEX Price
Oil	9.8 MMBO	$92.64 per barrel
Natural Gas	51.8 Bcf	$4.60 per Mcf	*

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.20 per Mcf.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect transportation charges; and average realized NGL prices will be net of transportation and fractionation fees. The company has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

CONFERENCE CALL

Energen will hold its quarterly conference call Monday, April 29, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-866-939-3921. A live audio Webcast of the program as well as a replay may be accessed through Energen’s Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.